                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)
                          (Amendment No.    1   )/1/
                                         -------


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                         SEACHANGE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
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                        (Title of Class of Securities)

                                   811699 10 7
                       ---------------------------------
                                (CUSIP Number)












/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 811699 10 7                13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Edward J. McGrath
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            719,550 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          300,000 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             719,550 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          300,000 shares
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,019,550 shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.5%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1 (A).    NAME OF ISSUER:
-----------    ---------------
               SeaChange International, Inc.

ITEM 1 (B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------    ------------------------------------------------
               124 Acton Street
               Maynard, MA 01754

ITEM 2 (A).    NAME OF PERSON FILING:
-----------    ----------------------
               Edward J. McGrath

ITEM 2 (B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------    ------------------------------------------------------------
               c/o SeaChange International, Inc.
               124 Acton Street
               Maynard, MA 01754

ITEM 2 (C).    CITIZENSHIP:
-----------    ------------
               United States

ITEM 2 (D).    TITLE OF CLASS OF SECURITIES:
-------------  -----------------------------
               Common Stock, $.01 par value per share

ITEM 2 (E).    CUSIP NUMBER
-----------    -------------
               811699 10 7

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
-------        ---------------------------------------------------------
               13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               -----------------------------------------------
               (a)  [  ]  Broker or dealer registered under Section 15 of the
                          Act.

               (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [  ]  Insurance Company as defined in Section 3(a) (19) of the Act.

               (d)  [  ]  Investment Company registered under Section 8 of the
                          Investment Company Act.



               (e)  [  ]  Investment Adviser registered under Section 203 of the  Investment Advisers Act of 1940.



               (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1
                          (b) (1) (ii) (F).


               (g)  [  ]  Parent Holding Company, in accordance with Rule
                          13d-1(b) (ii) (G); see Item 7.

               (h)  [  ]  Group, in accordance with Rule 13d-1 (b) (1) (ii) (H).

               Not Applicable.
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ITEM 4.        OWNERSHIP:
-------        ----------
               (a)  Amount Beneficially Owned:
                    Mr. McGrath may be deemed to beneficially own 1,019,550 shares of Common Stock (the "Shares") as of December 31, 1997. Mr. McGrath expressly disclaims ownership of the Shares, except to the extent that Mr. McGrath is the record owner of such Shares.

               (b)  Percent of Class:
                    7.5% (based on 13,593,369 shares of Common Stock outstanding as of December 31, 1997).

               (c)  Number of Shares as to which such person has:
                    (i)   sole power to vote or direct the vote: 719,550 shares.
                    (ii) shared power to vote or to direct the vote: 300,000 shares.
                    (iii) sole power to dispose or to direct the disposition of:
                          719,550 shares.
                    (iv) shared power to dispose or to direct the disposition of: 300,000 shares.

ITEM (5).      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
---------      ---------------------------------------------
               Not Applicable.

ITEM (6).      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
---------      ----------------------------------------------------------------
               Not Applicable.

ITEM (7).      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
---------      ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
               --------------------------------------------------------------
               Not Applicable.

ITEM (8).      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
---------      ----------------------------------------------------------
               Not Applicable.

ITEM (9).      NOTICE OF DISSOLUTION OF GROUP:
---------      -------------------------------
               Not Applicable.

ITEM (10).     CERTIFICATION:
----------     --------------
               Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13, 1998
                                                     -----------------
                                                     Date


                                                     /s/ Edward J. McGrath
                                                     ---------------------
                                                     Signature


                                                     Edward J. McGrath
                                                     -----------------
                                                     Name/Title